PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5)
(to Prospectus dated April 1, 2016 and	Registration No. 333-209760
Prospectus Supplement dated August 11, 2016)

Customers Bancorp, Inc.

Common Stock
___________________________________

Pursuant to an At Market Issuance Sales Agreement dated August 11, 2016, which we refer to as the Sales Agreement, between us and FBR Capital Markets & Co., Keefe, Bruyette & Woods, Inc. and Maxim Group LLC, which we refer to collectively as the Distribution Agents, we sold 219,386 shares of our common stock through the Distribution Agents between August 11, 2016 and November 1, 2016, for aggregate proceeds of $5,696,608.  In connection with the sales, we paid commissions to the Distribution Agents of $142,415.  On November 3, 2016, we and the Distribution Agents agreed to terminate the Sales Agreement effective immediately.  As a result, no further sales of our common stock will be made pursuant thereto.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated April 1, 2016 and the prospectus supplement dated August 11, 2016.

The common stock is not a savings account, deposit or other obligation of our bank or non-bank subsidiaries and is not insured or guaranteed by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency.

Investing in our common stock involves risks. See "Risk Factors" beginning on page S-3 of the prospectus supplement dated August 11, 2016, as well as those risk factors contained in our reports filed with the Securities and Exchange Commission, or the SEC, that are incorporated or deemed to be incorporated by reference herein, to read about other risk factors you should consider before buying shares of our common stock.

None of the SEC, any state securities commission, the Board of Governors of the Federal Reserve System, the FDIC or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

__________________________

The date of this prospectus supplement is November 3, 2016.